Exhibit 99.1

Amarin Reports Fourth Quarter and Full Year 2022 Financial Results and Provides Business Update

-- Company Delivers Positive Free Cash Flow in Fourth Quarter 2022 Following U.S. Revenue Stabilization --

-- Previously Announced Cost Savings Program On-Track to Exceed $100 Million Target --

--European, International Strategies Advancing At-Pace with Significant Progress Throughout 2022, and Strong Position for 2023 --

-- Company to Host Conference Call Today at 8:00 a.m. EDT --

DUBLIN, Ireland and BRIDGEWATER, N.J., March 1, 2023 -- Amarin Corporation plc (NASDAQ:AMRN), today announced financial results for the quarter and year ended December 31, 2022 and provided an update on the Company's operations.

“2022 was a year of significant progress for the new Amarin, as we continue to advance our strategy to become a global, diversified cardiometabolic player. In 2022, our team delivered four consecutive quarters of U.S. revenue stabilization – which speaks to the strengths and efforts of this team to sustain and support the VASCEPA®/VAZKEPA® brand – and delivered positive free cash flow in the fourth quarter of $4 million. These efforts are fueling our strategy and focus on Europe and Internationally.

In Europe, despite governments facing major macroeconomic challenges, Amarin advanced from having price negotiations with one European market in January 2022 to having VAZKEPA® available in five markets, and in the pricing negotiation stage in another five markets by the end of the year. We have secured attractive pricing in all markets where we have launched, which will support our current negotiations in other European countries, offering excellent prospects for revenues in these markets. We expect the majority of our reimbursement decisions and launches in major markets to occur in 2023, and we remain confident in our ability to realize $1 billion or more in peak revenue across Europe alone.

In International, we secured six additional international regulatory approvals during 2022, including Australia, Hong Kong, Bahrain, Puerto Rico, Saudi Arabia, and Switzerland, and a seventh, New Zealand, was secured in January 2023. We expect to enter 20 markets outside of Europe by the end of 2024 and believe the Rest of World represents a potential $1 billion peak revenue opportunity – and we are aggressively pursuing that potential.

We are also advancing our fixed-dose combination (FDC) program for icosapent ethyl, which will improve the future value, penetration and long-term value of our VASCEPA/VAZKEPA franchise in Europe. We see significant opportunities for our FDC portfolio to impact the product lifecycle in the marketplace, while offering patients greater convenience and driving increased adherence.

As we continue our efforts in 2023, we will advance on our vision with a clear focus on geographic expansion in Europe and International, continue our operational excellence efforts and continue our portfolio diversification, including the continued development of our FDC program,” concluded Mr. Mikhail.

2022 Key Achievements & 2023 Priorities

Europe

•
In 2022, Amarin secured positive pricing and reimbursement decisions in five European markets: England & Wales, Sweden, Austria, Denmark and Finland.
•
Reimbursement negotiations continue to progress in all remaining markets including Spain, Italy, France, Norway and the Netherlands.
•
In 2023, we will focus on accelerating revenues in Europe in key launched markets including England & Wales, Northern Ireland, Finland and Sweden and further price negotiations in all markets.

United States

•
The Amarin team achieved four consecutive quarters of revenue stabilization in the U.S. business despite additional generic competition.
•
In 2023, we will maintain our focus on profitability while evaluating and adapting to market conditions.

International

•
Secured six International regulatory approvals, including Australia, Hong Kong, Bahrain, Puerto Rico, Saudi Arabia and Switzerland.
•
In 2023, we have achieved regulatory approval in New Zealand and will continue to progress international regulatory filings and support approval processes in up to 9 countries, including China, Israel, South Africa and Malaysia.
•
On February 28, 2023 Amarin and CSL Seqirus announced that the two companies have entered into an exclusive license and distribution agreement under which Amarin will license exclusive rights to VAZKEPA to CSL Seqirus to secure pricing and reimbursement and commercialize the product across Australia and New Zealand.

Data Evidence & Pipeline Advancement

•
Amarin made progress with our fixed-dose combination (FDC) program for icosapent ethyl, including initiating the process to seek scientific advice from the European Medicines Agency and we look forward to sharing additional updates in 2023.

Financial Update

Total net revenue for the three months ended December 31, 2022 was $90.2 million, compared to $144.5 million in the corresponding period of 2021, a decrease of 38%. Net product revenue for the three months ended December 31, 2022 was $89.5 million, compared to $143.7 million in the corresponding period of 2021, a decrease of 38%. This decrease was driven primarily by a decrease in volume of VASCEPA sales to Amarin’s customers in the United States, which were adversely impacted by generic availability in the United States. USA net product revenue was $88.0 million for Q4 2022 compared to $87.9 million in Q3 2022.

Amarin recognized licensing and royalty revenue of approximately $0.7 million and $0.8 million during the three months ended December 31, 2022 and 2021, respectively, from VASCEPA-related commercial sales from our partners in Canada, the China region and the Middle East.

Cost of goods sold for the three months ended December 31, 2022 was $26.6 million, compared to $30.6 million in the corresponding period of 2021. Amarin’s overall gross margin on net product revenue for the three months ended December 31, 2022 was 70%, compared with 79% for the corresponding period of 2021.

Selling, general and administrative expenses for the three months ended December 31, 2022 was $68.1 million, compared to $92.4 million in the corresponding period of the prior year. This decrease was primarily due to the implementation of our cost reduction plan announced in June 2022 and was partially offset by investments to support commercial operations in Europe.

Research and development expenses for the three months ended December 31, 2022 were $5.2 million, compared to $5.8 million in the corresponding period of the prior year. This decrease was primarily driven by the implementation of our cost reduction plan announced in June 2022 and offset by costs incurred related to the development of a fixed-dose combination of VASCEPA with a statin.

Under U.S. GAAP, Amarin reported a net income of $0.9 million for the three months ended December 31, 2022, or basic and diluted earnings per share of $0.00. This net income includes $6.6 million in non-cash stock-based compensation and income tax benefit of $7.6 million. For the three months ended December 31, 2021, Amarin reported net income of $14.7 million, or basic and diluted earnings per share of $0.04. This net income included $9.8 million in non-cash stock-based compensation expense.

Excluding non-cash stock-based compensation expense and restructuring expense, non-GAAP adjusted net income was $7.3 million for the three months ended December 31, 2022 or non-GAAP adjusted basic and diluted earnings per share of $0.02, compared with non-GAAP adjusted net income of $24.1 million for the three months ended December 31, 2021, or non-GAAP adjusted basic and diluted earnings per share of $0.06. As of December 31, 2022, Amarin reported aggregate cash and investments of $310.6 million.

2023 Financial Outlook

In June 2022, Amarin announced a comprehensive cost savings program which targeted $100 million in cost savings from our reported 2021 full year GAAP operating expenses of $450 million. Following implementation of the program, Amarin now plans to exceed those savings and expects operating expenses in the range of $290 to $305 million for 2023. With the stabilization of the U.S. business revenues and recent cash preservation initiatives, Amarin reiterates its belief that current cash and investments and other assets are adequate to support continued operations, including European launch activities.

Conference Call and Webcast Information:

Amarin will host a conference call on March 1, 2023, at 8:00 a.m. ET to discuss this information. The conference call can be accessed on the investor relations section of the company's website at www.amarincorp.com, or via telephone by dialing 888-506-0062 within the United States, 973-528-0011 from outside the United States, and referencing conference ID 367970. A replay of the call will be made available for a period of two weeks following the conference call. To listen to a replay of the call, dial 877-481-4010 from within the United States and 919-882-2331 from outside of the United States, and reference conference ID 46629. A replay of the call will also be available through the company's website shortly after the call.

Use of Non-GAAP Adjusted Financial Information

Included in this press release are non-GAAP adjusted financial information as defined by U.S. Securities and Exchange Commission Regulation G. The GAAP financial measure most directly comparable to each non-GAAP adjusted financial measure used or discussed, and a reconciliation of the differences between each non-GAAP adjusted financial measure and the comparable GAAP financial measure, is included in this press release after the consolidated financial statements.

Non-GAAP adjusted net (loss) income was derived by taking GAAP net loss and adjusting it for non-cash stock-based compensation expense and restructuring expense. Management uses these non-GAAP adjusted financial measures for internal reporting and forecasting purposes, when publicly providing its business outlook, to evaluate the company’s performance and to evaluate and compensate the company’s executives. The company has provided these non-GAAP financial measures in addition to GAAP financial results because it believes that these non-GAAP adjusted financial measures provide investors with a better understanding of the company’s historical results from its core business operations.

While management believes that these non-GAAP adjusted financial measures provide useful supplemental information to investors regarding the underlying performance of the company’s business operations, investors are reminded to consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures prepared in accordance with GAAP. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the company’s results of operations as determined in accordance with GAAP. In addition, it should be noted that these non-GAAP financial measures may be different from non-GAAP measures used by other companies, and management may utilize other measures to illustrate performance in the future.

About Amarin

Amarin is an innovative pharmaceutical company leading a new paradigm in cardiovascular disease management. From our scientific research foundation to our focus on clinical trials, and now our global commercial expansion, we are evolving and growing rapidly. Amarin has offices in Bridgewater, New Jersey in the United States, Dublin in Ireland, Zug in Switzerland, and other countries in Europe as well as commercial partners and suppliers around the world. We are committed to rethinking cardiovascular risk through the advancement of scientific understanding of the impact on society of significant residual risk that exists beyond traditional therapies, such as statins for cholesterol management.

About VASCEPA® (icosapent ethyl) Capsules

VASCEPA (icosapent ethyl) capsules are the first-and-only prescription treatment approved by the U.S. Food and Drug Administration (FDA) comprised solely of the active ingredient, icosapent ethyl (IPE), a unique form of eicosapentaenoic acid. VASCEPA was launched in the United States in January 2020 as the first and only drug approved by the U.S. FDA for treatment of the studied high-risk patients with persistent cardiovascular risk after statin therapy. VASCEPA was initially launched in the United States in 2013 based on the drug’s initial FDA approved indication for use as an adjunct therapy to diet to reduce triglyceride levels in adult patients with severe (≥500 mg/dL) hypertriglyceridemia. Since launch, VASCEPA has been prescribed over ten million times. VASCEPA is covered by most major medical insurance plans. In addition to the United States, VASCEPA is approved and sold in Canada, Lebanon and the United Arab Emirates. In Europe, in March 2021 marketing authorization was granted to icosapent ethyl in the European Union for the reduction of risk of cardiovascular events in patients at high cardiovascular risk, under the brand name VAZKEPA.

Indications and Limitation of Use (in the United States)

VASCEPA is indicated:

1.
As an adjunct to maximally tolerated statin therapy to reduce the risk of myocardial infarction, stroke, coronary revascularization and unstable angina requiring hospitalization in adult patients with elevated triglyceride (TG) levels (≥ 150 mg/dL) and
•
established cardiovascular disease or
•
diabetes mellitus and two or more additional risk factors for cardiovascular disease.
2.
As an adjunct to diet to reduce TG levels in adult patients with severe (≥ 500 mg/dL) hypertriglyceridemia. The effect of VASCEPA on the risk for pancreatitis in patients with severe hypertriglyceridemia has not been determined.

Important Safety Information

3.
VASCEPA is contraindicated in patients with known hypersensitivity (e.g., anaphylactic reaction) to VASCEPA or any of its components.

4.
VASCEPA was associated with an increased risk (3% vs 2%) of atrial fibrillation or atrial flutter requiring hospitalization in a double-blind, placebo-controlled trial. The incidence of atrial fibrillation was greater in patients with a previous history of atrial fibrillation or atrial flutter.
5.
It is not known whether patients with allergies to fish and/or shellfish are at an increased risk of an allergic reaction to VASCEPA. Patients with such allergies should discontinue VASCEPA if any reactions occur.
6.
VASCEPA was associated with an increased risk (12% vs 10%) of bleeding in a double-blind, placebo-controlled trial. The incidence of bleeding was greater in patients receiving concomitant antithrombotic medications, such as aspirin, clopidogrel or warfarin.
7.
Common adverse reactions in the cardiovascular outcomes trial (incidence ≥3% and ≥1% more frequent than placebo): musculoskeletal pain (4% vs 3%), peripheral edema (7% vs 5%), constipation (5% vs 4%), gout (4% vs 3%), and atrial fibrillation (5% vs 4%).
8.
Common adverse reactions in the hypertriglyceridemia trials (incidence >1% more frequent than placebo): arthralgia (2% vs 1%) and oropharyngeal pain (1% vs 0.3%).
9.
Adverse events may be reported by calling 1-855-VASCEPA or the FDA at 1-800-FDA-1088.
10.
Patients receiving VASCEPA and concomitant anticoagulants and/or anti-platelet agents should be monitored for bleeding.

FULL U.S. FDA-APPROVED VASCEPA PRESCRIBING INFORMATION CAN BE FOUND AT WWW.VASCEPA.COM.

Forward-Looking Statements

This press release contains forward-looking statements , within the meaning of U.S. securities laws, including, but not limited to, including beliefs about the world-wide market potential for VASCEPA; expectations regarding financial metrics and performance such as prescription growth, revenue growth, operating expenses, inventory purchases, and managed care coverage for VASCEPA, including the impact of the COVID-19 pandemic, the disappointing outcome of patent litigation and the launch of generic competition on these metrics; beliefs that Amarin is well positioned to deliver on its goals to grow VASCEPA in the U.S. and beyond; beliefs about patient needs for VASCEPA; effects of the COVID-19 pandemic on Amarin's operations and on the healthcare industry more broadly, which effects continue to be fluid; beliefs that Amarin's strategy for reducing the effects of cardiovascular disease is sound and that Amarin is efficiently reaching physicians, payors, pharmacists and patients; the timing and outcome of regulatory filings and reviews, recommendations and approvals and related reimbursement decisions and commercial launches in Europe, the China region and elsewhere; plans for Amarin's expected launch of VASCEPA directly in major markets in Europe, directly and indirectly; beliefs about the cardioprotective and other benefits of VASCEPA; beliefs about the strength of data in market access dossiers and other reports; expectations for the timing, effectiveness and outcome of promotional activities, including patient-oriented campaigns, conference and posted presentations and education of healthcare professionals; commercial and international expansion, prescription growth and revenue growth and future revenue levels, including the contributions of sales representatives and the new leadership team; beliefs that Amarin's current resources are sufficient to fund projected operations; and the impact of the COVID-19 pandemic on all of the foregoing. These forward-looking statements are not promises or guarantees and involve substantial risks and uncertainties. Amarin's ability to effectively commercialize VASCEPA and maintain or grow market share will depend in part on Amarin’s ability to continue to effectively finance its business, VASCEPA approval in geographies outside the U.S., efforts of third parties, Amarin’s ability to create and increase market demand for VASCEPA through education, marketing and sales activities, to achieve broad market acceptance of VASCEPA, to receive adequate levels of reimbursement from third-party payers, to develop and maintain a consistent source of commercial supply at a competitive price, to comply with legal and regulatory requirements in connection with the sale and promotion of VASCEPA and to secure, maintain and defend its patent protection for VASCEPA. Among the factors that could cause actual results to differ materially from those described or projected herein include the following: the possibility that VASCEPA may not receive regulatory approval in the China region or other geographies on the expected timelines or at all; the risk that additional generic versions of VASCEPA will enter the market and that generic versions of VASCEPA will achieve greater market share and more commercial supply than anticipated, particularly in light of the disappointing outcome of Amarin's litigation against two generic drug companies and subsequent requests for appeal; the risk that the scope and duration of the COVID-19 pandemic will continue to impact access to and sales of VASCEPA; the risk that Amarin has overestimated the market potential for VASCEPA in the U.S., Europe and other geographies; risks associated with Amarin's expanded enterprise; uncertainties associated generally with research and development, clinical trials and related regulatory approvals; the risk that sales may not meet expectations and related cost may increase beyond expectations; and the risk that patents may be determined to not be infringed or not be valid in patent litigation and applications may not result in issued patents sufficient to protect the VASCEPA franchise. A further list and description of these risks, uncertainties and other risks associated with an investment in Amarin can be found in Amarin's filings with the U.S. Securities and Exchange Commission, including Amarin’s annual report on Form 10-K for the year ended December 31, 2022. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Amarin undertakes no obligation to update or revise the information contained in its forward-looking statements, whether as a result of new information, future events or circumstances or otherwise. Amarin’s forward-looking statements do not reflect the potential impact of significant transactions the company may enter into, such as mergers, acquisitions, dispositions, joint ventures or any material agreements that Amarin may enter into, amend or terminate.

Availability of Other Information About Amarin

Investors and others should note that Amarin communicates with its investors and the public using the company website (www.amarincorp.com), the investor relations website (investor.amarincorp.com), including but not limited to investor presentations and investor FAQs, U.S. Securities and Exchange Commission filings, press releases, public conference calls and webcasts. The information that Amarin posts on these channels and websites could be deemed to be material information. As a result, Amarin encourages investors, the media, and others interested in Amarin to review the information that is posted on these channels, including the investor relations website, on a regular basis. This list of channels may be updated from time to time on Amarin’s investor relations website and may include social media channels. The contents of Amarin’s website or these channels, or any other website that may be accessed from its website or these channels, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933.

Amarin Contact Information

Investor Inquiries:

Lisa DeFrancesco

Investor Relations Amarin Corporation plc

investor.relations@amarincorp.com (investor inquiries)

Media Inquiries:

Mark Marmur

Corporate Communications, Amarin Corporation plc

PR@amarincorp.com (media inquiries)

-Tables to Follow-

CONSOLIDATED BALANCE SHEET DATA
(U.S. GAAP)
Unaudited *

	December 31, 2022	December 31, 2021
	(in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$217,666	$219,454
Restricted cash	523	3,918
Short-term investments	91,695	234,674
Accounts receivable, net	130,990	163,653
Inventory	228,732	234,676
Prepaid and other current assets	19,492	22,352
Total current assets	689,098	878,727
Property, plant and equipment, net	874	1,425
Long-term investments	1,275	34,996
Long-term inventory	163,620	121,254
Operating lease right-of-use asset	9,074	7,660
Other long-term assets	458	456
Intangible asset, net	21,780	23,547
TOTAL ASSETS	$886,179	$1,068,065
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$64,602	$114,922
Accrued expenses and other current liabilities	192,678	253,111
Current deferred revenue	2,199	2,649
Total current liabilities	259,479	370,682
Long-Term Liabilities:
Long-term deferred revenue	13,147	14,060
Long-term operating lease liability	10,015	8,576
Other long-term liabilities	8,205	7,648
Total liabilities	290,846	400,966
Stockholders’ Equity:
Common stock	299,002	294,027
Additional paid-in capital	1,885,352	1,855,246
Treasury stock	(61,770)	(60,726)
Accumulated deficit	(1,527,251)	(1,421,448)
Total stockholders’ equity	595,333	667,099
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$886,179	$1,068,065

* Unaudited as a standalone schedule; copied from consolidated financial statements

CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(U.S. GAAP)
Unaudited *

	Three Months Ended December 31,		Year Ended December 31,
	(in thousands, except per share amounts)		(in thousands, except per share amounts)
	2022	2021	2022	2021

Product revenue, net	$89,507	$143,722	$366,511	$580,320
Licensing and royalty revenue	738	769	2,682	2,867
Total revenue, net	90,245	144,491	369,193	583,187
Less: Cost of goods sold	26,641	30,635	108,631	121,327
Less: Cost of goods sold - restructuring inventory	—	—	18,078	—
Gross margin	63,604	113,856	242,484	461,860
Operating expenses:
Selling, general and administrative (1)	68,131	92,368	304,416	408,334
Research and development (1)	5,239	5,753	30,411	29,307
Restructuring	(180)	(398)	13,526	13,717
Total operating expenses	73,190	97,723	348,353	451,358
Operating (loss) income	(9,586)	16,133	(105,869)	10,502
Interest income	1,564	195	2,819	1,220
Interest expense	(1)	(23)	(15)	(129)
Other income (expense), net	1,250	88	(740)	(302)
(Loss) income from operations before taxes	(6,773)	16,393	(103,805)	11,291
Benefit from (provision for) income taxes	7,629	(1,695)	(1,998)	(3,562)
Net income (loss)	$856	$14,698	$(105,803)	$7,729
Earnings (loss) per share
Basic	$0.00	$0.04	$(0.26)	$0.02
Diluted	$0.00	$0.04	$(0.26)	$0.02
Weighted average shares outstanding:
Basic	399,491	397,049	401,155	395,992
Diluted	401,696	401,768	401,155	402,480

* Unaudited as a standalone schedule; copied from consolidated financial statements
(1)

Excluding non-cash stock-based compensation, selling, general and administrative expenses were 282,076 and 376,029 for 2022 and 2021, respectively, and research and development expenses were 16,486 and 19,932, respectively, for the same periods.

RECONCILIATION OF NON-GAAP NET INCOME
Unaudited

	Three months ended December 31,		Year Ended December 31,
	(in thousands, except per share amounts)		(in thousands, except per share amounts)
	2022	2021	2022	2021

Net income (loss) for EPS - GAAP	$856	$14,698	$(105,803)	$7,729
Stock-based compensation expense	6,612	9,796	26,805	36,632
Restructuring Inventory	—	—	18,078	—
Restructuring expense	(180)	(398)	13,526	13,717
Adjusted net income for EPS - non-GAAP	$7,288	$24,096	$(47,394)	$58,078

Basic and diluted

Earnings (loss) per share:
Basic - non-GAAP	$0.02	$0.06	$(0.12)	$0.15
Diluted - non-GAAP	$0.02	$0.06	$(0.12)	$0.14

Weighted average shares:
Basic	399,491	397,049	401,155	395,992
Diluted	401,696	403,752	401,155	403,980